UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 3, 2003

STIFEL FINANCIAL CORP.
(Exact Name of Registrant as specified in its Charter)

Delaware	1-9305	43-1273600
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Financial Plaza 501 North Broadway St. Louis, Missouri 63102-2188 (Address of principal executive offices, including zip code)

(314) 342-2000
(Registrant's telephone number, including area code

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

Exhibit 99: Press Release

Item 9. Regulation FD Disclosure

On November 3, 2003, Stifel Financial Corp. (the "Registrant") announced the settlement of claims that had initially resulted in a $4.4 million arbitration award in October 2002, against its subsidiary, Stifel, Nicolaus & Company, Incorporated. The claims arose in connection with the activities of a former Stifel broker in its Pikeville, Kentucky office. The arbitration award was vacated in part and affirmed in part by a U. S. District Court judgment entered in August of this year. The District Court's judgment was on appeal to the U. S. Court of Appeals for the Sixth Circuit. The settlement resolves the arbitration award, the District Court's judgment, and the appeal of that judgment.

In the third quarter of 2002, the Company recorded an after-tax charge of $3.5 million related to the arbitration award and other matters. The Company anticipates that the settlement will result in an addition of approximately $0.15 per diluted share to the 2003 third quarter earnings.

The press release is attached as Exhibit 99. Certain statements contained in the press release are forward-looking statements. Such statements are based on management's current expectations and actual results may differ materially from those currently expected.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STIFEL FINANCIAL CORP.
Date: November 4, 2003	By: /s/ James M. Zemlyak
Name: James M. Zemlyak
Title: Chief Financial Officer